EXHBIT 10.2

FIRST AMENDMENT
TO
WASHINGTON TRUST BANCORP, INC.
2013 STOCK OPTION AND INCENTIVE PLAN
A.The Washington Trust Bancorp, Inc. 2013 Stock Option and Incentive Plan (the “Plan”) is hereby amended by deleting Section 15(b) in its entirety and substituting therefor the following:

“(b)    Payment in Stock. Subject to approval by the Administrator, a grantee may elect to have the Corporation’s tax withholding obligation satisfied, in whole or in part, by authorizing the Corporation to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due; provided, however, that to the extent necessary to avoid adverse accounting treatment such share withholding may be limited to the minimum required tax withholding obligation. The Administrator may also require Awards to be subject to mandatory share withholding up to the required withholding amount. For purposes of share withholding, the Fair Market Value of withheld shares shall be determined in the same manner as the value of Stock includible in income of the Participants.”
B.This First Amendment shall be effective April, 3, 2017.
C.Except as otherwise amended herein, the Plan is hereby confirmed in all other respects.
IN WITNESS WHEREOF, the Corporation has caused this First Amendment to be executed this 3rd day of April, 2017.
WASHINGTON TRUST BANCORP, INC.
By:     /s/ Joseph J. MarcAurele
Joseph J. MarcAurele
Chairman and Chief Executive Officer